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                                                                   EXHIBIT 99.1

                       [McDonald Investments letterhead]

                                   CONSENT OF
                              MCDONALD INVESTMENTS

     We hereby consent to the inclusion of our opinion letter dated May 7, 2000 to the Board of Directors of Geon as Annex B to the joint proxy statement/prospectus constituting a part of the Registration Statement on Form S-4 of Geon and Hanna, relating to the proposed consolidation of Geon, Hanna and Consolidation Corp. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


     /s/ MCDONALD INVESTMENTS


Cleveland, Ohio
May 18, 2000